Exhibit 3.2

ARTICLES OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
Of
BioBlue Technologies, Inc.

The undersigned, being the Chief Operating Officer of BioBlue Technologies, Inc., 8 corporation existing under the laws of the State of Florida (the “Corporation”), does hereby amend the Amended and Restated Articles of Incorporation of the Corporation filed With the Division of Corporations on March 17, 2016, as thereafter amended (the “Amended and Restated Articles Of Incorporation”), as follows:

1. “Affiliate, Name” is hereby replaced in its entirety to read as follows:

“Article I Name

The name of the corporation is BioStem Technologies, inc. (the “Corporation”). “

2. This amendment of the Amended and Restated Articles of Incorporation has been duly adopted by the Unanimous written consent of the Corporation’s board of directors as of January 4, 2018 in accordance with the provisions of Section 607.0821 of the Florida Business Corporation Act, and has been adopted and approved by the shareholders of the Corporation on January 5, 2018, and the number of votes cast for the amendment by the shareholders was sufficient for approval.

3. The effective date of this amendment of the Amended and Restated Articles of Incorporation shall be on the filing hereof with the Secretary of State of the State of Florida.

IN WITNESS WHEREOF, the undersigned has caused this amendment to Amended and Restated Articles of Incorporation to be signed on the date indicated below.

BioBlue Technologies, Inc.,

Chief Operating Officer

Date: January 5, 2018